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SEC 1746  POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION
(11-02)   CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM
            DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
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                                                           OMB APPROVAL
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                                                  OMB Number           3235-0145
                                                  Expires:     December 31, 2005
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*

                       COMMONWEALTH BIOTECHNOLOGIES, INC
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                                (Name of Issuer)

                                  COMMON STOCK
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                         (Title of Class of Securities)

                                   202739108
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                                 (CUSIP Number)

                        Angelica Morrone, DSAM Fund, LP
                        North Church Street, PO Box 896
                       Grand Cayman, Cayman Islands, BWI
                               Tel: (649)941-8144
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                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)

                                  May 28, 2004
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             (Date of Event which Requires Filing of This Statement)

   If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [_].


   Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss. 240.13d-7(b) for other parties to whom copies are to be sent.

   * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

   The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.

202739108
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1. Name of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

         DSAM FUND, LP (foreign entity, no IRS identification numbers)
         -------------------------------------------------------------------
--------------------------------------------------------------------------------

2. Check the Appropriate Box If a Member of a Group (See Instructions)

     (a)  [ ]
                  ----------------------------------------------------

     (b)  [ ]
                  ----------------------------------------------------
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3.   SEC Use Only
                  ----------------------------------------------------
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4. Source of Funds (See Instructions)
         Investment Funds, normal course of business
         ------------------------------------------------------------
------------------------------------------------------------------------------

5. Check If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) [ ]

         -----------------------------------------------------------------
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6.   Citizenship or Place of Organization       CAYMAN ISLANDS
                                               ---------------------------------
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               7.   Sole Voting Power      305,100
                                            ---------------------------------
  NUMBER OF
   SHARES      _________________________________________________________________
BENEFICIALLY
 OWNED BY      8.   Shared Voting Power  None
    EACH                            ---------------------------------
  REPORTING    _________________________________________________________________
   PERSON
    WITH       9.   Sole Dispositive Power       305,100
                                                 ----------------------------
               -----------------------------------------------------------------

               10.  Shared Dispositive Power      None
                                                  ---------------------------
--------------------------------------------------------------------------------

11. Aggregate Amount Beneficially Owned by Each Reporting Person    305,100
                                                                    ------------
--------------------------------------------------------------------------------

12. Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ ]
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13. Percent of Class Represented by Amount in Row (11)          9.53%
                                                               -----------------
--------------------------------------------------------------------------------

14. Type of Reporting Person (See Instructions)

         ------------------------------------------------------------

         ------------------------------------------------------------

         ------------------------------------------------------------

         ------------------------------------------------------------

--------------------------------------------------------------------------------

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


June 7, 2004
----------------
Date

/s/ Angelica Morrone
-----------------------------------
Signature

Angelica Morrone, Investment Manager
-------------------------------------
Name/Title


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement: provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.



ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)